Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-75093) on Form S-8 of Integra Bank Corporation of our report dated April 28, 2006, on our audit of the financial statements of the Integra Bank Corporation Employees’ 401(k) Plan as of and for the year ended December 31, 2005, which appear in the December 31, 2006, annual report on Form 11-K of Integra Bank Corporation Employees’ 401(k) Plan.
/s/ BKD, LLP
Evansville, Indiana
June 26, 2007